As filed with the Securities and Exchange Commission on August 8, 1997
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  DYNAGEN, INC.
             (Exact name of Registrant as specified in its charter)
                          -----------------------------

          DELAWARE                                               2830
(State or other jurisdiction of                     Primary Standard Industrial
 incorporation or organization)                      Classification Code Number)

                                    04-3029787
                               (I.R.S. Employer
                               Identification No.)




                                 99 Erie Street
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                           DR. INDU A. MUNI, President
                                  DynaGen, Inc.
                                 99 Erie Street
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              JOHN M. HESSION, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                High Street Tower
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000





         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

         In accordance with Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of the Registrant's Common Stock, $.01 par value, as may become issuable upon conversion of the Registrant's Series A Preferred Stock, $.01 par value per share (the "Series A Stock"), or the Registrant's Series B Preferred Stock, $.01 par value per share (the "Series B Stock"), to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in conversion price of the Series A Stock or Series B Stock in accordance with the terms thereof.



                                      -2-




                         CALCULATION OF REGISTRATION FEE

=================================================================================================================

                                                          Proposed              Proposed
          Title of                                        Maximum               Maximum
         Securities                   Amount              Offering             Aggregate               Amount of
           to be                      to be              Price Per              Offering             Registration
         Registered                 Registered             Share                 Price                    Fee
------------------------------------------------------------------------------------------------------------------

      Common Stock,
      $.01 par value         14,303,000 shares(1)       $0.64(2)            $9,153,920(2)              $ 2,774.00


===================================================================================================================

(1) Includes a presently indeterminate number of shares issued or issuable upon conversion of the Series A Stock and Series B Stock as such number of shares may be adjusted in accordance with Rule 416.

(2) The price of $0.64 per share, which is the average of the bid and asked prices reported on the Nasdaq SmallCap Market on August 5, 1997, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c).

================================================================================





PROSPECTUS
----------

                                  DYNAGEN, INC.

                       14,303,000 Shares of Common Stock
                                ($.01 par value)

         All of the shares of Common Stock, par value $.01 per share ("Common Stock"), of DynaGen, Inc. ("DynaGen" or the "Company") offered hereby (the "Shares") will be sold from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Shares consist of (i) up to 12,100,000 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock, $.01 par value per share (the "Series A Stock"), or that the Company may, at its option, issue in payment of dividends on the Series A Stock, (ii) up to 1,500,000 shares of Common Stock issuable upon conversion of the Company's Series B Preferred Stock, $.01 par value per share (the "Series B Stock"), or that the Company may, at its option, issue in payment of dividends on the Series B Stock, (iii) 328,000 shares of Common Stock issuable upon exercise of warrants issued to the holders of Series A Stock (the "Warrants") and (iv) 375,000 shares of Common Stock issued to certain Selling Stockholders (the "Common Shares"). The Series A Stock and the Series B Stock is referred herein collectively as the "Preferred Stock." In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this prospectus also relates to an additional indeterminate number of shares issuable upon conversion of the Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the conversion prices of the Preferred Stock. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. Other expenses of the offering, estimated at $55,000, will be borne by the Company.

         The sale of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market (the "Nasdaq") or in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions with or through one or more broker-dealers, which may act as agent or principal. The Selling Stockholders and/or any broker-dealer effecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may transfer the Shares, the Preferred Stock or the Warrants to other persons who may, in turn, resell Shares in the manner described above. Additionally, the Selling Stockholders may pledge or make gifts of the Shares, and the Shares may also be sold by the pledgees or transferees. The Selling Stockholders may also transfer the Shares pursuant to Rule 144 under the Securities Act, whether or not the Registration Statement of which this Prospectus forms a part is effective at the time of any such transfer. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, and to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law. See "Plan of Distribution."

         As of August 5, 1997, the authorized capital stock of the Company consisted of (i) 75,000,000 shares of Common Stock, of which 32,177,625 shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, of which (A) 50,000 shares have been designated Series A Stock, of which 41,000 shares were issued and outstanding, and (B) 7,500 shares have been designated as Series B Stock, all of which were issued and outstanding. As of such date, the Company had reserved for issuance (A) 8,010,000 shares of Common Stock for issuance upon conversion of the Series A Stock, (B) 1,500,000 shares of Common Stock for issuance upon conversion of the Series B Stock, (C) 328,000 shares for issuance upon exercise of the Warrants, and (D) no more than 8,801,300 shares of Common Stock for issuance upon exercise of other outstanding options, warrants and convertible note.

         The Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "DYGN" and on the Boston Stock Exchange under the symbol "DYG." On August 5, 1997, the closing bid price of the Common Stock, as reported by the Nasdaq SmallCap Market, was $0.59 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
         SUBSTANTIAL DILUTION TO THE PUBLIC INVESTOR. SEE "RISK FACTORS"
                                 AND "DILUTION."
                          ----------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------


                  The date of this Prospectus is August 8, 1997

                              AVAILABLE INFORMATION

         DynaGen, Inc., a Delaware corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at
prescribed rates. The Commission also maintains a Web site (at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Company's Common Stock is traded on the Nasdaq SmallCap Market, and such reports and other information can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Company's Common Stock is also listed on the Boston Stock Exchange and such material is also available for inspection at the offices of the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02109.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of the applicable documents filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-11352) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

         (2) Transition Report on Form 10-K for the six-month period from July 1, 1996 to December 31, 1996, as amended;

         (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996 and March 31, 1997;

         (4)  The  Company's   Proxy   Statement  for  its  Annual   Meeting  of
Stockholders held on January 30, 1997;

         (5) The Company's Current Reports on Form 8-K filed on August 23, 1996, September 23, 1996, January 15, 1997, February 3, 1997, March 24, 1997 and July 3, 1997, as amended;

         (6) All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

         (7) The "Description of Securities" contained in the Company's Registration Statement No. 33-71416 on Form S-1 and incorporating by reference the information contained in the Company's Final Prospectus dated March 16, 1994, filed under Section 424(b) under the Securities Act of 1933.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Request should be made to Mr. Dennis R. Bilodeau, Controller, DynaGen, Inc., 99 Erie Street, Cambridge Massachusetts 02139 (telephone: 617-491-2527).

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY              DynaGen,  Inc. (the "Company")  develops,  manufactures
                         and  markets  proprietary  and generic  diagnostic  and
                         therapeutic  products  for human  health  care.  During
                         1996,  DynaGen began  expanding its business focus from
                         being a development and licensing company to building a
                         diversified   healthcare   company   focused   on   the
                         manufacture and distribution of generic drug products and specialty pharmaceuticals, as well as the continued development of therapeutic and diagnostic products for smoking cessation and nicotine detection, immune system modulation, bone and joint repair and detection of tuberculosis.

RISK FACTORS             The offering involves  substantial risk,  including the
                         Company's  history  of losses and the  anticipation  of
                         future losses,  the Company's  future capital needs and
                         the  uncertainty of additional  funding,  uncertainties
                         related to its NicErase(R)-SL  product, the integration
                         of recently  acquired  companies,  the risks associated
                         with  managing a  changing  business  and  implementing
                         future   acquisitions,    limited   manufacturing   and
                         marketing   capability  and  experience,   competition,
                         dependence  on  patents  and  proprietary   technology,
                         volatility of stock price and limited trading volume of Common Stock. See "Risk Factors."

SECURITIES OFFERED       14,303,000  shares of  the Company's  Common Stock, par
                         value $.01 per share.

OFFERING PRICE           All or part of the  Shares  offered  hereby may be sold
                         from time to time in amounts and on terms to be determined by the Selling Stockholders at the time of sale.

USE OF PROCEEDS          The Company will  receive no part of the proceeds  from
                         the  sale  of  any  of  the   Shares  by  the   Selling
                         Stockholders.   The  Company  will,  however,   receive
                         proceeds from the exercise of the Warrants at a price to be determined based upon 120% of the average market price for the Common Stock for the five consecutive trading days immediately preceding the date on which the Commission declares effective the Registration
                         Statement  of  which  this  Prospectus  is a part.  The
                         Company has received proceeds from the sale of the Preferred Stock, the Warrants and the Common Shares to the Selling Stockholders, which proceeds were applied to working capital and the acquisition of Superior
                         Pharmaceutical Company.

SELLING STOCKHOLDERS     The Shares being  offered  hereby are being offered for
                         the account of the Selling Stockholders specified under the caption "Selling Stockholders."

STOCK MARKET SYMBOLS:    Nasdaq                Boston Stock Exchange
                         ------                ---------------------
Common Stock             DYGN                  DYG

                                   THE COMPANY

         The Company, organized in November 1988, develops, manufactures and markets proprietary and generic therapeutic and diagnostic products for the human health care market. During 1996, DynaGen began expanding its business focus from being a development and licensing company to building a diversified healthcare company focused on the manufacture and distribution of generic drug products and specialty pharmaceuticals, as well as the continued development of therapeutic and diagnostic products. The Company intends to implement this strategy through the acquisition of businesses, technologies and products that the Company believes are undervalued, as well as through continued internal product development. In August 1996, the Company acquired the tablet business of Able Laboratories, Inc. ("Able"), a generic pharmaceutical products subsidiary of ALPHARMA USPD INC, and in June 1997, the Company acquired Superior Pharmaceutical Company ("Superior"), which markets and distributes generic pharmaceutical products to independent retail chains and institutional pharmacies.

         DynaGen's strategy with respect to the multisource (generic pharmaceutical) business is to compete with other generic companies through vertical integration of key elements of the multisource business including manufacturing, packaging and distribution. In August 1996, the Company acquired Able, a 46,000 square foot tablet and suppository manufacturing facility. As part of this acquisition, the Company obtained rights to eleven approved
Abbreviated New Drug Applications ("ANDAs") as well as other generic formulations. Since the acquisition, DynaGen has updated and expanded Able's manufacturing capability, validated several of the acquired products, retrained employees in quality assurance procedures and successfully met FDA requirements and guidelines to manufacture these products. The Company is increasing sales of its current generic products through the expansion of its distribution networks and by providing contract manufacturing services to various pharmaceutical companies.

         In April 1997, the Company signed an agreement with Kali Laboratories Inc. ("Kali"), a privately-held company specializing in the development of generic drugs. The agreement provides for Kali to assist DynaGen in developing seven specific generic drugs and obtaining approval of the U.S. Food and Drug Administration ("FDA") for these drugs. The patents on these targeted drugs have expired or will expire over the next five years and provide an opportunity for DynaGen to introduce generic equivalents. Kali's management and scientific staff have significant experience in developing and obtaining approvals on generic drugs.

         To complement the acquisition of Able and pursue vertical integration, the Company acquired all of the outstanding shares of Superior. Superior markets and distributes generic pharmaceuticals and healthcare-related products through a sales force of approximately 40 telemarketers. Superior markets and sells its products to pharmacies, physicians, buying groups, retail chains and long-term care and managed care facilities throughout the United States. Superior's primary operations are in Cincinnati, Ohio, where it employs approximately 65 people, and has 40,000 square feet of office, warehouse and distribution space. Superior also has a sales division located in Memphis, Tennessee, where it operates under the name of Williams Generics. Superior reported 1996 sales of approximately $32 million with pre-tax income of over $3 million. Under the terms of the merger agreement with Superior and its stockholders, DynaGen paid Superior's stockholders $6.25 million in cash, $5 million in three-year notes and 1,666,667 shares of DynaGen's Common Stock (which shares have a guaranteed value of $5 million). The stockholders may also receive certain cash incentive payments based on Superior's performance during the three years following the close of the transaction.

         DynaGen's specialty or emerging pharmaceutical business strategy is to create a business based on branded generic products and multi-drug combinations in convenient packaging for specific indications and treatments. Physicians routinely prescribe two or more separate drugs for the treatment of several common medical problems. These drugs are separately prescribed and dispensed but are taken at various times during the course of the day as directed by the physician. A major problem in such multi-drug therapies is lack of compliance by the patient and therefore less than desirable therapeutic efficacy. For this reason, the Company initially intends to focus its efforts in this area on compliance enhancement packaging. DynaGen has identified near-term opportunities in compliance enhancement packaging in the areas of women's healthcare and respiratory infection. The Company is developing convenience packaging which it believes will provide ease of prescription, dispensing, storage and self-administration.

         The  Company's  proposed  specialty  pharmaceutical  products are in an early stage of development and therefore are subject to the risks of unsuccessful development, marketing and commercialization. These proposed products will require substantial further development which may include clinical testing, bio-equivalency studies and regulatory approval, all at a substantial cost to the Company. The use of specialty pharmaceuticals will require the acceptance of a new way of prescribing medication and there can be no assurance a market will develop for such products. Additional investment by the Company in manufacturing, marketing and sales infrastructures will also be required prior to commercialization. No assurance can be given that these development efforts will be successfully completed or that the products, if introduced, will be successfully marketed.

         The Company's business also consists of the development and licensing of proprietary diagnostic products and proprietary therapeutic and diagnostic product candidates. The Company's lead therapeutic product candidate, NicErase(R)-SL, is intended as an aid in smoking cessation and to provide relief from nicotine withdrawal symptoms. Unlike currently available smoking cessation products, NicErase's active ingredient is lobeline, a non-nicotine therapeutic compound. Results of human clinical trials conducted by the Company suggest that NicErase is safe, reduces nicotine withdrawal symptoms and does not exhibit potential for addiction. The Company is currently conducting a multi-center pivotal Phase 3 clinical trial of NicErase-SL. Results from this trial are anticipated to be available in the third quarter of 1997. There can be no assurance that the results of the Company's ongoing Phase 3 clinical trial of NicErase-SL will be favorable for the Company.

         In addition, the Company is also considering alternative delivery formats for its lobeline-based NicErase technology and intends to seek strategic partners to further develop and market these delivery formats. The Company has entered into a licensing agreement with Nastech

Pharmaceutical Company Inc. ("Nastech") in which the Company granted Nastech a worldwide, exclusive license to develop a lobeline sulfate nasal delivery formulation of the Company's NicErase product candidate. Nastech will be responsible for the development of nasal formulations, preclinical animal studies and limited human studies and shall bear all the development costs. The Company and Nastech will cooperate in licensing the product to a third party and will share equally in licensing fees and royalties.

         The Company has also signed a memorandum of understanding with LTS Lohmann Therapie Systeme GmbH ("LTS") regarding the evaluation and possible
development  of  NicErase   transdermal  and  buccal  formulations  for  smoking
cessation therapy. Under this memorandum, it is intended that DynaGen will license its NicErase know-how, technology and patents to LTS and that LTS will assume responsibility for development and manufacturing of the products and for identification of distribution partners. The parties intend to sign a definitive license agreement covering this relationship, but there can be no assurance that the Company will enter into a definitive agreement.

         In December 1996, the Company obtained FDA clearance to market its proprietary NicCheck(R) I product, a colorometric test strip that measures the urinary content of nicotine and its metabolites. The test distinguishes between smokers and nonsmokers with 97% accuracy and is also able to distinguish between high and low consumers of nicotine. NicCheck can be used both as a companion product for NicErase-SL or independently for clinical evaluation. The Company has begun marketing NicCheck to physicians, smoking cessation programs, HMOs and insurance companies.

         In December 1996, the Company acquired, through a licensing arrangement from BioLoc, Inc. ("BioLoc"), rights to a breast biopsy technology. This technology, which is in a developmental stage, is intended to improve the accuracy and efficiency and reduce the overall cost of breast surgical biopsy procedures. Core needle biopsy, the most commonly used non-surgical procedure for diagnosis of suspicious lesions in breasts, is limited in its efficacy due to the difficulty in capturing the targeted tissue and the need for multiple attempts to obtain accurate and sufficient samples, resulting in unnecessary pain, scarring and anxiety. The BioLoc technology is intended to overcome the shortcomings of the core needle biopsy procedure by accurately guiding the surgical biopsy instruments directly to the suspected tissue lesion identified during mammography examination.

         The Company is developing ImmuDyn(TM) which is a proprietary lipid preparation that modulates immune system function. Immune modulators have shown potential clinical usefulness as either stand-alone drugs or as adjunct therapy to existing treatments for various immune system deficiency conditions and autoimmune diseases. The ImmuDyn technology was exclusively licensed by DynaGen from the Cantacuzino Institute of Bucharest, Romania. DynaGen has filed U.S. patent applications covering the broad use of ImmuDyn as an immune system modulator as well as for specific target disease conditions, including HIV infection, thrombocytopenia (ITP), and drug-induced neutropenia. The Company intends to continue expanding its ImmuDyn patent position as additional animal and clinical study data are obtained.

         The Company also recently filed an Orphan Drug Designation application with the FDA for the use of ImmuDyn in the treatment of ITP. DynaGen has conducted overseas clinical studies to evaluate ImmuDyn's safety and efficacy in the treatment of autoimmune diseases such as immune thrombocytopenic purpura ITP. U.S. clinical studies will initially focus on ITP, an autoimmune disease in which the destruction of platelets is accelerated. Platelets are blood cells that facilitate blood clotting; a decrease in platelet count can result in life-threatening bleeding episodes. The Company has also tested ImmuDyn in individuals with compromised immune system function, such as in cases of HIV infection and in individuals receiving cancer chemotherapy. The results of these trials have indicated an acceptable safety profile and suggest positive efficacy. The ImmuDyn technology is in an early stage of development and therefore is subject to the risks of unsuccessful development, marketing and commercialization. No assurance can be given that these development efforts will be successfully completed, that a patent will be issued covering the ImmuDyn technology or that the products, if introduced, will be successfully marketed.

         The Company is also developing OrthoDyn(R), a bioresorbable bone cement system for bone and joint repair, which is currently in the preclinical development stage. In April 1997, the Company entered into an agreement with Smith & Nephew, plc ("Smith & Nephew") providing Smith & Nephew an exclusive period of 12 months to evaluate the OrthoDyn product's human orthopaedic applications. Additionally, the Company expanded its resorbable polymer technology patent base by obtaining a patent for its Sleeper(TM) vaccine technology which enables vaccines to be delivered in a single administration rather than in multiple vaccinations over a period of time.

         The Company has also developed proprietary diagnostic tests for certain infectious diseases including tuberculosis. The Company is currently selling the MycoDot(R) product, a test to detect antibodies against mycobacteria in blood or serum, through distributors primarily in Asia, Pacific Rim countries, China, India and Japan. The Company's MycoAKT(R) products, diagnostic tests that identify three mycobacterial species in culture, are sold by a third party under exclusive U.S. manufacturing and distribution rights and semi-exclusive worldwide rights granted by the Company.

         The Company maintains its principal executive offices and laboratory facilities at 99 Erie Street, Cambridge, Massachusetts 02139, U.S.A., and its telephone number is (617) 491-2527.

                                  RISK FACTORS

         The shares of Common Stock offered hereby involve a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. The following factors, in addition to the other information discussed in this Prospectus, should be considered carefully in evaluating an investment in the Company and its business.

         HISTORY OF LOSSES; ANTICIPATION OF FUTURE LOSSES. The Company has incurred operating losses since its inception and has an accumulated deficit of $26,203,803 as of March 31, 1997. The Company incurred a net loss of $1,888,612 for the three months ended March 31, 1997, as compared with a net loss of $1,587,927 for the same period ended March 31, 1996. The Company incurred a net loss of $4,306,140 for the six months ended December 31, 1996, as compared with a net loss of $1,809,816 for the same period ended December 31, 1995. The Company incurred a net loss of $5,097,419 for the fiscal year ended June 30, 1996, compared with a net loss of $3,042,383 for the fiscal year ended June 30, 1995. Such losses have resulted principally from expenses incurred in research and development and from general and administrative costs associated with the Company's development efforts. In addition, the Able subsidiary has incurred operating losses resulting primarily from insufficient revenues. The continued development of the Company's products will require the commitment of substantial resources to conduct further development and preclinical and clinical trials, and to establish manufacturing, sales, marketing, regulatory and administrative capabilities. In addition, the Company's recently acquired subsidiary, Able, has incurred net operating losses in the past. The Company expects to provide its Able subsidiary with working capital during the foreseeable future until Able can become self-supporting. The Company expects to incur substantial operating losses over the next several years as its product programs expand, various clinical trials commence and marketing efforts are launched. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain and to achieve profitability, the Company must, among other things, successfully complete development of its products, obtain regulatory approvals, and establish manufacturing and marketing capabilities by itself or with third parties. There is no assurance that the Company will ever generate substantial revenues from its proprietary and generic products or achieve profitability.

         FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. It is anticipated that the Company will continue to expend significant amounts of capital to fund its research and development, clinical trials and generic pharmaceutical business and future acquisitions, if any. The Company's available working capital is inadequate for completion of the Company's development programs, and additional financing will be necessary for the continued support of the Company's proposed products and operations, including the establishment of manufacturing, marketing and distribution capabilities for its proposed products and the continued operations of Able and Superior. There can be no assurance that the Company will be able to secure additional financing or that such financing will be available on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations would be materially and adversely affected and the Company will be required to reduce its overall expenditures including its research and development activity with respect to certain proposed products.

         UNCERTAINTIES RELATED TO NICERASE-SL. Under applicable law, the Company will not be permitted to sell NicErase-SL, and thus generate any revenue from its development of NicErase-SL, unless it obtains the necessary regulatory approvals from the FDA for the commercial sale of that product. To obtain such regulatory approvals, the Company must demonstrate to the satisfaction of the FDA, through preclinical studies and clinical trials, that NicErase-SL is safe and effective. Although the results of the Company's pilot Phase 3 clinical trials were encouraging, they do not necessarily indicate, and they do not guarantee, that the results of the ongoing multi-center Phase 3 clinical trial will be favorable to the Company. Nor do the results obtained in the small-scale pilot tests completed by the Company to date necessarily indicate that the Company will ultimately succeed in obtaining FDA approval for the commercial sale of NicErase-SL. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If NicErase-SL is not shown to be safe and effective in either current ongoing, or any future clinical trials, and if the Company is thus unable to commercialize NicErase-SL it would have a material adverse effect on the Company's business, financial condition and results of operations.

         INTEGRATION OF ABLE AND SUPERIOR ACQUISITIONS. In August 1996, the Company acquired certain assets of Able, and in June 1997, the Company purchased all of the outstanding shares of Superior. There can be no assurance that the anticipated benefits from the Able or Superior acquisition will be realized. Additionally, there can be no assurance that the Company will be able to effectively market the existing Able products, that it will obtain FDA approval to market additional generic drugs or that it will be successful in managing the combined operations. The integration of Able and Superior requires substantial attention from management, many of whom have limited experience in integrating acquisitions. The diversion of management's attention, the process of integrating the businesses and any difficulties encountered in the transition process could cause an interruption of business, and could have a material adverse effect on the Company's operations and financial performance.

         RISKS ASSOCIATED WITH MANAGING A CHANGING BUSINESS. The Company has begun to expand its business focus from being a development and licensing company to building a diversified healthcare company focused on the manufacture and distribution of generic drug products as well as the continued development of therapeutic and diagnostic products. In order to achieve this expansion, the Company must undergo substantial changes in its operations, which may significantly strain the Company's limited administrative, operational and financial resources. The ability of the Company to achieve its business objectives will depend in large part on its ability to build and expand its manufacturing operations and sales and marketing capabilities, to generally expand its operational capabilities and its financial and management information systems, to develop the management skills of its managers and supervisors and to train, motivate and manage both its existing employees and the additional employees that will be required if the Company is to expand its business. There can be no assurance that the Company will succeed in developing all or any of these capabilities, and any failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

         FUTURE ACQUISITIONS. Management may from time to time consider other acquisitions of assets, businesses or technologies that will enable the Company to acquire complementary skills and capabilities, offer new products, expand its customer base or obtain other competitive advantages. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, obtain financing on satisfactory terms, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. Acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expense related to intangible assets acquired, any of which could materially adversely affect the Company's business and results of operations. Acquisitions, including the Company's recent acquisitions of Able and Superior, involve a number of potential risks, including difficulties in the assimilation of the acquired company's operations and products, diversion of management's resources, uncertainties associated with operating in new markets and working with new employees and customers, and the potential loss of the acquired company's key employees. There can also be no assurance that the Able and Superior acquisitions and future acquisitions, if any, will not have a material adverse effect upon the Company's business and results of operations. Once integrated, acquired operations may not achieve expected levels of revenues, profitability or productivity, or otherwise perform as expected.

         LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE. The Company's NicCheck, MycoDot and MycoAKT products are currently made by licensed manufacturers. The Company intends to enter into licenses, joint venture and similar collaborative arrangements with third parties for the manufacture of other proprietary products and proposed products. There are no other such agreements and there can be no assurance that the Company will be successful in securing manufacturing agreements for its products or that such agreements will prove to be on terms favorable to the Company. In addition, the Company's dependence upon third parties for the manufacture of its products and proposed products could have an adverse effect on the Company's profitability and its ability to deliver its proposed products on a timely and competitive basis. To the extent that the Company attempts to manufacture any of its products, there can be no assurance that the Company will be able to attract and retain qualified manufacturing personnel, or build or rent manufacturing facilities.

         The Company's generic therapeutic products are manufactured at its Able Laboratories facility in South Plainfield, New Jersey. In order to maintain compliance with FDA Good Manufacturing Practices ("GMP") standards, the Company will have to make significant investments in its infrastructure and plant facility. The Company will need to raise capital to finance these investments and there can be no assurance that the Company will be able to obtain such financing or that such financing will be available on favorable terms. There can be no assurance that such capital expenditures and overhead costs will not have a material adverse effect upon the Company's ability to achieve profitability. There can be no assurance that the Company will retain the key employees it acquired in the Able acquisition.

         LIMITED COMMERCIALIZATION OF PROPRIETARY PRODUCTS. The Company has commercially introduced and is currently marketing through distributors only three of its proprietary products, yielding limited revenues from the sale of these products. Historically, substantially all of the Company's revenues had been generated from research and development contracts and license fees. The Company's ability to achieve profitability will depend on its ability to develop and introduce commercially viable products, obtain regulatory approvals for these products and either successfully manufacture, market and distribute such products on its own or enter into collaborative agreements for product manufacturing, marketing and distribution. Many of the Company's proposed therapeutic and diagnostic products will require substantial further development, preclinical and clinical testing, and investment by the Company or third party licensees in manufacturing, marketing and sales infrastructures prior to their commercialization. No assurance can be given that the Company's development efforts will be successfully completed, that regulatory approvals will be obtained, or that these products, once introduced, will be successfully marketed.

         EARLY STAGE OF PRODUCT DEVELOPMENT. Several of the Company's proposed products, including its specialty pharmaceuticals, OrthoDyn, the breast biopsy technology being licensed from BioLoc and the bacterial extract for treatment of infectious diseases, are at an early stage of development. The Company does not expect that its early stage products will be available for a significant number of years, if at all. The early stage products will require significant research and development, and potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's or its collaborative partners' product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance.

         LACK OF MARKETING EXPERIENCE. The Company currently does not plan to market its proprietary products directly and does not have adequate resources or expertise to develop a substantial marketing organization and internal sales force for these products. Since the Company does not have the financial or other resources to undertake extensive direct marketing activities, the Company intends to enter into marketing arrangements with third parties, including possible joint venture, license or distribution arrangements. While the Company intends to license its products for manufacture and sale to established health care or pharmaceutical companies, it has had very limited success in its efforts to enter into such agreements to date. There can be no assurance that the Company will be able to locate collaborative partners or that these strategic alliances, if consummated, will prove successful.

         With respect to the Company's generic therapeutic products, there can be no assurance that present and potential customers of Able and Superior will continue their recent buying patterns, and any significant delay or reduction in orders could have a material adverse effect on the Company's near-term business and results of operations.

         REGULATION BY GOVERNMENT AGENCIES. The Company's research, preclinical development, clinical trials, manufacturing and marketing of its proposed products are subject to extensive regulation by numerous governmental authorities in the United States (including the FDA), and other equivalent foreign regulatory authorities. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the manufacturing or marketing of its proposed products. Further, additional governmental regulation may be established which could prevent or delay regulatory approval of the Company's products. The regulatory process may delay for long periods, and ultimately prevent, marketing of new products or impose costly procedures that would have a material adverse effect on the Company's business. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

         The Company's success in the generic drug market depends, in part, on its ability to obtain FDA approval of ANDAs for its new products, as well as its ability to procure a continuous supply of raw materials and to validate the manufacturing processes used to produce consistent test batches for FDA approval. Sources for certain materials for the Company's products must be approved by the FDA, and in many instances only one source has been approved. If raw materials from a specified supplier were to become unavailable, the Company would be required to file a supplement to its ANDA and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. Additionally, there is often a time lag, sometimes significant, between the receipt of ANDA approval and the actual marketing of the approved product due to this validation process.

         The Able Laboratories facility is subject to plant inspections by the FDA to determine compliance with GMP standards. The Company could be subject to fines and sanctions such as the suspension of manufacturing or the seizure of drug products if it were found to be in non-compliance with GMP standards.

         RAPID TECHNOLOGICAL ADVANCES AND COMPETITION. The therapeutic and diagnostic markets in which the Company competes have undergone and can be expected to continue to undergo rapid and significant technological advances. There can be no assurance that the technological developments of others will not render the Company's technology or products incorporating such technology either uneconomical or obsolete. The Company competes with a number of specialized biotechnology companies and major pharmaceutical companies. Most of these companies have substantially greater financial, technical and human resources and research and development staffs and facilities, as well as substantially greater experience in conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing products than does the Company. There can be no assurance that the Company's products or proposed products will be able to compete successfully.

         In addition, with its newly acquired generic product line, the Company is now competing in a new market with off-patent drug manufacturers, brand-name pharmaceutical companies that manufacture off-patent drugs, the original manufacturers of brand-name drugs and manufacturers of new drugs that may be used for the same indications as the Company's products. There is no assurance that the Company will compete successfully in this market. Revenues and gross profit derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As patents for brand name products and related exclusivity periods mandated by regulatory authorities expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is usually able to achieve relatively high revenues and gross profit. As other generic manufacturers receive regulatory approvals on competing products, prices and revenues typically decline. Accordingly, the level of revenues and gross profit attributable to generic products developed and manufactured by the Company is dependent, in part, on its ability to develop and introduce new generic products, the timing of regulatory approval of such products, and the number and timing of regulatory approvals of competing products. In addition, competition in the United States generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand name companies are increasingly selling their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No regulatory approvals are required for a brand name manufacturer to sell directly or through a third party to the generic market, nor do such manufacturers face any other significant barriers to entry into such market. These competitive factors may have a material adverse effect on the Company's ability to sell its generic products.

         DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company owns certain patents and has applied for other patents relating to its technology and proposed products. No assurance can be given, however, whether pending patent applications will be granted or whether any patents granted will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor were to infringe the Company's patents, the costs of enforcing its patent rights may be substantial or even prohibitive. In addition, there can be no assurance that the Company's proposed products will not infringe the patent rights of others. The Company may be forced to expend substantial resources if the Company is required to defend against any such infringement claims. The Company also may desire or be required to obtain licenses from others in order to further develop, produce and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary. The Company also relies on unpatented proprietary know-how and trade secrets, and employs various methods including confidentiality agreements with employees, consultants, manufacturing and marketing partners to protect its trade secrets and know-how. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such trade secrets and know-how or obtain access thereto.

         The manufacture and sale of certain products developed by the Company will involve the use of processes, products or information, the rights to certain of which are owned by others. Although the Company has obtained licenses with regard to the use of certain such processes, products and information, there can be no assurance that such licenses will not be terminated or expire during critical periods, that the Company will be able to obtain licenses for other rights which may be important to it, or, if obtained, that such licenses will be obtained on commercially reasonable terms. If the Company is unable to obtain such licenses, the Company may have to develop alternatives to avoid infringing patents of others, potentially causing increased costs and delays in product development and introduction, or precluding the Company from developing, manufacturing or selling its proposed products. Additionally, there can be no assurance that the patents underlying any licenses will be valid and enforceable. To the extent any products developed by the Company are based on licensed technology, royalty payments on the licenses will reduce the Company's gross profit from such product sales and may render the sales of such products uneconomical.

         UNCERTAINTY OF AVAILABILITY OF HEALTH CARE REIMBURSEMENTS. The ability of the Company to maintain profitability in Superior's generic distribution business or to commercialize its product candidates depends in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers and other organizations. Third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely effect the pricing of the Company's product candidates. Moreover, health care reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. There can be no assurance that health care reimbursement laws or policies will not materially adversely affect the Company's ability to sell its products profitably or prevent the Company from realizing an appropriate return on its investment in product development.

         UNCERTAINTIES RELATED TO PRODUCT SUPPLIERS. Superior purchases its products from several pharmaceutical manufacturers. If a manufacturer is unable to supply a product or is unable to supply a product at a competitive price, Superior may lose revenues or experience significantly reduced gross profit margins. One or more of Superior's products could be subject to a manufacturer's product recall due to manufacturing defects or other reasons. Such recalls would result in lost revenues and additional costs to Superior. There can be no assurance that Superior can maintain a continuous and uninterrupted supply of products.

         CUSTOMER CONCENTRATION; CONSOLIDATION OF DISTRIBUTION NETWORK. The distribution network for pharmaceutical products has in recent years been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market. In addition, the number of independent drug stores and small chains has decreased as retail pharmacy consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses, thereby stimulating product returns to Superior. Consolidation or financial difficulties could cause customers to reduce their inventory levels, or otherwise reduce purchases of Superior's products, which could have a material adverse effect on the Company's business, results of operations and financial condition.

         VOLATILITY OF STOCK PRICE. The market for securities of biotechnology companies, including those of the Company, has been highly volatile. The market price of the Company's Common Stock has fluctuated between $7.00 and $.50 from January 1, 1993 to June 30, 1997 and was $0.59 on August 5, 1997, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. Announcements of technical innovations, new commercial products, results of clinical trials, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the Company's business and the market price of the Common Stock.

         DILUTION. At March 31, 1997, the net tangible book value of the Company was $3,819,105, or approximately $.13 per share. Purchasers of the Company's Common Stock offered hereby will experience immediate and substantial dilution. See "Dilution."

         LIMITED TRADING VOLUME OF COMMON STOCK. The development of a public market having the desirable characteristics of liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, there can be no assurance that a significant trading market for the securities offered hereby will develop, that quotations will be available on the Nasdaq as contemplated, or if a significant market develops, that such market will continue. Although the trading volume for the Common Stock, as reported by the Nasdaq, averaged 675,595 shares per week during the 52-week period ended June 30, 1997 and 689,236 shares per week during the four-week period ended June 30, 1997, there can be no assurance that persons purchasing the securities offered hereby will be able to readily sell the securities at the time or price desired.

         ADVERSE CONSEQUENCES ASSOCIATED WITH RESERVATION OF SUBSTANTIAL SHARES OF COMMON STOCK. Excluding the Shares offered hereby, the Company has reserved 4,700,000 shares of Common Stock for issuance upon the exercise of its outstanding warrants and a convertible note and 4,101,300 shares for issuance to employees, officers, directors and consultants. The price which the Company may receive for the Common Stock issuable upon exercise of such options and warrants will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such options and warrants the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock.

         The exercise of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. In all likelihood, the Company would be able to obtain additional equity capital on terms more favorable to the Company at the time the holders of such securities choose to exercise them. In addition, should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock. Also, the Company has agreed that, under certain circumstances, it will register under Federal and state securities laws certain securities issuable in connection with warrants issued to the investment banker and placement agent of the Company's Common Stock.

                                    DILUTION

         "Dilution" represents the difference between the assumed price to public per share of Common Stock and the net tangible book value per share immediately after the completion of this offering. "Net tangible book value per share" represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding.

         As of March 31, 1997, the net tangible book value of the Company's Common Stock was $3,819,105 or $0.13 per share of Common Stock. Assuming a price to the public of $.059 per share (based upon the last reported sales price of the Common Stock on Nasdaq at August 5, 1997), there will be an immediate dilution per share of $0.46 to new investors purchasing the Shares offered hereby.

         The following table illustrates the dilution per share described above:

           Assumed price to public per share.......................................    $ 0.59

           Net tangible book value per share at March 31, 1997, as defined above...    $ 0.13
                                                                                       ------

           Dilution to new investors...............................................    $ 0.46


         In June 1997, the Company issued the Preferred Stock, the Warrants and the Common Shares to the Selling Stockholders as part of private placement transactions. Each share of Preferred Stock is convertible into shares of Common Stock at any time at the option of the Selling Stockholder holding such share of Preferred Stock, subject to certain limitations, at a discount on the average of the closing bid price per share of the Company's Common Stock for the five (5) consecutive trading days ending immediately prior to the date the notice of conversion is received by the Company. The Warrants are exercisable for an aggregate of 328,000 shares of Common Stock at a purchase price per share equal to 120% of the average market price for the five consecutive trading days immediately preceding the date on which the Commission declares effective the Registration Statement of which this Prospectus forms a part.

         The pro forma net tangible book value of the Company's Common Stock at March 31, 1997, assuming full conversion of the Preferred Stock, exercise of the Warrants and issuance of the Common Shares (based upon a price of $0.64 which represents an average of the closing bid price for the Common Stock on Nasdaq for the five(5) consecutive trading days ended on August 5, 1997), resulting in the issuance of approximately 10,206,902 shares, would be $(3,744,602)or $(0.09) per share. Assuming a price to the public of $0.59 per share, there would be an immediate dilution per share of $0.68 to new investors.

         At August 5, 1997, the Company had outstanding options to purchase 4,101,300 shares of Common Stock, at exercise prices ranging between $0.01 and $6.25 per share. At August 5, 1997, the Company also had outstanding warrants and a convertible note which have exercise prices ranging between $.01 and $4.37, which if exercised would result in the issuance of

4,700,000 shares of Common Stock. To the extent such options and warrants are exercised below the net tangible book value per share, there will be further dilution to the purchasers of the Shares offered hereby from the assumed public offering price.

                                 USE OF PROCEEDS

         The Company will receive no part of the proceeds from the sale of any of the Shares by any of the Selling Stockholders. The Company will, however, receive proceeds from the exercise of the Warrants at a price to be determined based upon 120% of the average market price for the Common Stock for the five consecutive trading days immediately preceding the date on which the Commission declares effective the Registration Statement of which this Prospectus is a part. The Company has received proceeds from the sale of the Preferred Stock, the Warrants and the Common Shares to the Selling Stockholders, which proceeds were applied to working capital and the acquisition of Superior.

                              SELLING STOCKHOLDERS

         The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of such shares included for sale in this Prospectus assuming the sale of all such Shares being offered by this Prospectus. To the best of the Company's knowledge, except as noted by footnote, none of the Selling Stockholders has held any office or maintained any material relationship with the Company or any of its predecessors or affiliates over the past three years. The Selling Stockholders may reduce the number of shares offered for sale or otherwise decline to sell any or all of the Shares registered hereunder.

                                                                 Number of Shares
                                                               to be Acquired upon               Number of
                                    Number of Shares of      Conversion of Preferred             Shares of
                                 Common Stock Owned Prior             Stock                     Common Stock
                                      to the Offering            and/or Exercise                     to
             Names                                                  of Warrant                    be Sold
             -----              -------------------------    -----------------------            -------------

Ardsen Financial S.A.                     0(1)                       (2)(3)                    1,273,112(2)(3)(4)

Voica Trading S.A.                        0(1)                       (2)(3)                    1,060,927(2)(3)(4)

Taib Bank E.C.                            0(1)                       (2)(3)                    909,366(2)(3)(4)

Sovereign Partners LP                     0(1)                       (2)(3)                    1,515,610(2)(3)(4)

Legong Investments N.V.                   0(1)                       (2)(3)                    1,515,610(2)(3)(4)



                                      -21-





RIC Asset Limited                         0(1)                       (2)(3)                    1,515,610(2)(3)(4)

Gross Foundation                          0(1)                       (2)(3)                    757,805(2)(3)(4)

Deere Park                                0(1)                       (2)(3)                    757,805(2)(3)(4)

Lampton, Inc.                             0(1)                       (2)(3)                    303,122(2)(3)(4)

Throne LTD                                0(1)                       (2)(3)                    303,122(2)(3)(4)

Colbo KFT                                 0(1)                       (2)(3)                    697,180(2)(3)(4)

The Endeavour Capital Fund S.A.           0(1)                       (2)(3)                  1,818,731(2)(3)(4)

Julius Baer Securities Inc.,           855,166(1)                       (2)                  1,725,000(2)(5)
as agent for certain non-U.S.
persons

Coutts & Co. AG                        150,000                            0                    150,000

--------------------

(1) Does not include shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants.

(2) The Selling Stockholder can receive shares of Common Stock through conversion of the Preferred Stock. The Preferred Stock is convertible into Common Stock at the lesser of (i) 120% with respect to Series A Stock or 125% with respect to Series B Stock of the average market price for the five consecutive trading days immediately preceding the date on which the Commission declares effective the Registration Statement of which this Prospectus forms a part or (ii) a discount on the average market price for the Common Stock for the five consecutive trading days immediately preceding the date on which the Preferred Stock is converted. The terms of the Preferred Stock provide that no holder of Preferred Stock and its affiliates may beneficially own, in the aggregate, more than 4.9% of the Company's outstanding Common Stock.

(3) The Selling Stockholder can receive shares of Common Stock through exercise of the Warrants. The exercise price of the Warrants is 120% of the average market price for the Common Stock for the five consecutive trading days immediately preceding the date on which the Commission declares effective the Registration Statement of which this Prospectus is a part.

(4) Consists of shares of Common Stock included in this offering that are issuable upon conversion of the Series A Stock, upon exercise of the Warrant and in payment of dividends on the Series A Stock held by such Selling Stockholder.

(5) Consists of 225,000 shares of Common Stock owned plus up to 1,500,000 shares of Common Stock included in this offering that are issuable upon conversion of the Series B Stock and in payment of dividends on the Series B Stock.

                              PLAN OF DISTRIBUTION

         The distribution by the Selling Stockholders of the Shares may be effected in one or more transactions that may take place in the over-the-counter market, or such other market on which the Company's securities may from time to time be trading, including ordinary broker's transactions or through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Selling Stockholders effect such transactions by selling the Shares through underwriters, dealers or agents, such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may also sell the Shares pursuant to Rule 144 under the Securities Act. Brokers or dealers acting in connection with the sale of the Shares may receive fees or commissions in connection therewith. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of Common Stock may not simultaneously engage in market making activities with respect to such shares of Common Stock for a period of nine business days prior to the commencement of such distribution, subject to certain exceptions. In addition and without limiting the foregoing, the Selling Stockholders and any other person participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the time of purchases and sales of any Shares by the Selling Stockholders or any other such person. All of the foregoing may affect the marketability of the Shares.

         The Company has agreed with the Selling Stockholders to file the Registration Statement of which this Prospectus is a part with the Commission, and has agreed with the Selling Stockholders to keep the Registration Statement effective until June 18, 1999 or such earlier time as all of the Shares have been sold. The Company will pay all of the expenses incident to the registration of the Shares and certain other expenses related to the offering. The Company has agreed to indemnify the Selling Stockholders against certain liabilities they may incur in connection with the issuance and sale of the Shares, including liabilities under the Securities Act. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law.

         In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

         The Company's balance sheets as of December 31, 1996 and June 30, 1996 and 1995 and the related statements of loss, changes in stockholders' equity and cash flows for the six months ended December 31, 1996 and each of the years in the three year period ended June 30, 1996 incorporated by reference in this Prospectus, have been audited by Wolf & Company, P.C., independent auditors, and are incorporated in reliance on the report of such firm, given on their authority as experts in accounting and auditing.

         Superior's balance sheets as of December 31, 1996 and 1995 and the related statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 1996 incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, independent auditors, and are incorporated in reliance on the report of such firm, given on their authority as experts in accounting and auditing.

         Able's balance sheets as of June 30, 1996, December 31, 1995 and 1994 and the related statements of operations, division equity and cash flows for the periods ended June 30, 1996, December 31, 1995, 1994 and 1993 incorporated by reference in this Prospectus, have been audited by Feldman Radin & Co., P.C., independent auditors, and are incorporated in reliance on the report of such firm, given on their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

Registration Fee -- Securities and Exchange Commission..................$  2,774
Nasdaq SmallCap Market additional listing fee...........................   7,500
Boston Stock Exchange additional listing fee............................   5,000
Blue Sky Fees and Expenses..............................................   1,000
Accounting Fees and Expenses............................................   2,000
Legal Fees and Expenses.................................................  30,000
Transfer Agent Fees and Expenses........................................   1,000
Miscellaneous...........................................................   5,726
                                                                        --------
         TOTAL..........................................................$ 55,000
                                                                        ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (A) THE COMPANY IS A DELAWARE CORPORATION. SECTION 145 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, PROVIDES IN REGARD TO INDEMNIFICATION OF DIRECTORS AND OFFICERS AS FOLLOWS:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.


                                      II-1




         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.


                                      II-2




         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."


                                      II-3



         (B) ARTICLE 9 OF THE COMPANY'S CERTIFICATE OF INCORPORATION CONTAINS THE FOLLOWING PROVISION RELATING TO THE INDEMNIFICATION OF DIRECTORS AND
OFFICERS:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         (C) ARTICLE VII OF THE COMPANY'S BY-LAWS CONTAINS THE FOLLOWING PROVISIONS RELATING TO INDEMNIFICATION OF OFFICERS AND DIRECTORS:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The
Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."



                                      II-4




ITEM 16  EXHIBITS.

         The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

EXHIBIT NO.                           ITEM AND REFERENCE
-----------                           ------------------

     4a       --  Specimen Common Stock Certificate  (filed as Exhibit 4a to the
                  Company's Registration Statement on Form S-18, No. 33-31836-B and incorporated by reference).

     4b       --  Certificate of Designations,  Preferences and Rights of Series
                  A Preferred Stock of the Company (filed as Exhibit 4.13 to the
                  Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4c       --  Securities  Purchase  Agreement  dated June 16, 1997 among the
                  Company and the purchasers of Series A Preferred Stock (filed as Exhibit 4.14 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4d       --  Registration  Rights  Agreement  dated June 16, 1997 among the
                  Company and the purchasers of Series A Preferred Stock (filed as Exhibit 4.15 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4e       --  Form of Common  Stock  Purchase  Warrant  dated June 18,  1997 issued by the Company to the  purchasers of Series A Preferred
                  Stock (filed as Exhibit 4.16 to the Company's  Current  Report
                  on  Form  8-K  dated  June  18,  1997  and   incorporated   by
                  reference).

     4f       --  Certificate of Designations,  Preferences and Rights of Series
                  B Preferred Stock of the Company (filed as Exhibit 4.17 to the
                  Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4g       --  Securities  Purchase Agreement dated June 17, 1997 between the
                  Company and Julius Baer  Securities  Inc. as agent for certain
                  non-U.S.  persons  (filed  as  Exhibit  4.18 to the  Company's
                  Current   Report  on  Form  8-K  dated   June  18,   1997  and
                  incorporated by reference).

     4h       --  Registration  Rights Agreement dated June 17, 1997 between the
                  Company and Julius Baer  Securities  Inc. as agent for certain
                  non-U.S.  persons  (filed  as  Exhibit  4.19 to the  Company's
                  Current   Report  on  Form  8-K  dated   June  18,   1997  and
                  incorporated by reference).

     4i       --  Bridge  Financing  Purchase  Agreement  dated  June  16,  1997 between the Company and Coutts & Co. AG (filed as Exhibit 4.12 to the Company's Current Report on Form 8-K dated June 18,
                  1997 and incorporated by reference).

     5        --  Legal  Opinion  of Testa,  Hurwitz  &  Thibeault,  LLP  (filed herewith).

     23a      --  Consent of Wolf & Company,  P.C.  dated  August 1, 1997 (filed herewith).

     23b      --  Consent  of Grant  Thornton  LLP dated  July 31,  1997  (filed herewith).

     23c      --  Consent  of Feldman  Radin & Co.,  P.C.  dated  July 31,  1997
                  (filed herewith).

     23d      --  Consent of Testa, Hurwitz & Thibeault, LLP (see Exhibit 5).




                                      II-5




     24       --  Power of Attorney empowering  Dhananjay G. Wadekar and Indu A.
                  Muni and each of them to execute this  Registration  Statement
                  (see page II-8).


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of


                                      II-6




prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h), under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                      II-7






                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts on August 8, 1997.

                                                DYNAGEN, INC.


                                                By:   /s/ Dr. Indu A. Muni
                                                   -----------------------------
                                                    Dr. Indu A. Muni
                                                    President, Chief Executive
                                                      Officer and Treasurer


                                Power of Attorney

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Dr. Indu A. Muni and Dhananjay G. Wadekar and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of DynaGen, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                                      II-8





         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


 Name                                        Capacity                                    Date


/s/ Dhananjay G. Wadekar                    Chairman of the Board, Executive            August 8, 1997
-----------------------------------------   Vice President and Director
Dhananjay G. Wadekar


/s/ Dr. Indu A. Muni                        President, Chief Executive Officer,         August 8, 1997
-----------------------------------------   Treasurer, (Principal Executive,
Dr. Indu A. Muni                            Financial and Accounting Officer)
                                            and Director


/s/ Dr. Howard Schneider                    Senior Vice President --                    August 8, 1997
-----------------------------------------   Technology and Director
Dr. F. Howard Schneider


/s/ Dr. Ian R. Ferrier                      Director                                    August 8, 1997
-----------------------------------------
Dr. Ian R. Ferrier


/s/ Steven Georgiev                         Director                                    August 8, 1997
-----------------------------------------
Steven Georgiev


                                            Director                                    August ___, 1997
-----------------------------------------
Dr. Michael Sorell



                                      II-9





                                INDEX TO EXHIBITS

Exhibit
Number                         Description of Exhibit
------                         ----------------------


   4a Specimen Common Stock Certificate (filed as Exhibit 4a to the Company's Registration Statement on Form S-18, No. 33-31836-B and incorporated by reference).

   4b Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company (filed as Exhibit 4.13 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4c Securities Purchase Agreement dated June 16, 1997 among the Company and the purchasers of Series A Preferred Stock (filed as Exhibit 4.14 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4d Registration Rights Agreement dated June 16, 1997 among the Company and the purchasers of Series A Preferred Stock (filed as Exhibit 4.15 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4e Form of Common Stock Purchase Warrant dated June 18, 1997 issued by the Company to the purchasers of Series A Preferred Stock (filed as Exhibit 4.16 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4f Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Company (filed as Exhibit 4.17 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4g Securities Purchase Agreement dated June 17, 1997 between the Company and Julius Baer Securities Inc. as agent for certain non-U.S. persons (filed as Exhibit 4.18 to the Company's
                  Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4h Registration Rights Agreement dated June 17, 1997 between the Company and Julius Baer Securities Inc. as agent for certain non-U.S. persons (filed as Exhibit 4.19 to the Company's
                  Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4i Bridge Financing Purchase Agreement dated June 16, 1997 between the Company and Coutts & Co. AG (filed as Exhibit 4.12 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).








   5 Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith).

   23a Consent of Wolf & Company, P.C. dated August 1, 1997 (filed herewith).

   23b Consent of Grant Thornton LLP dated July 31, 1997 (filed herewith).

   23c            Consent  of Feldman  Radin & Co.,  P.C.  dated  July 31,  1997
                  (filed herewith).

   23d            Consent of Testa, Hurwitz & Thibeault, LLP (see Exhibit 5).

   24             Power of Attorney empowering  Dhananjay G. Wadekar and Indu A.
                  Muni and each of them to execute this Registration Statement (see page II-8).